Exhibit 10.1

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. [****] INDICATES THAT INFORMATION HAS BEEN REDACTED.

CASINO AND SPORTSBOOK ONLINE OPERATIONS AGREEMENT

between

WHEELING ISLAND GAMING, INC.

and

VIP PLAY, INC.

DECEMBER 9, 2024

CASINO AND SPORTSBOOK ONLINE OPERATIONS AGREEMENT

This Casino and Sportsbook Online Operations Agreement (this “Agreement”), dated as of December 9, 2024 (the “Effective Date”), is entered into by and between Wheeling Island Gaming, Inc., a Delaware corporation (“Wheeling” or the “Operator”), and VIP Play, Inc., a Nevada corporation (“Skin Party”). Operator and Skin Party are collectively referred to herein as the “Parties” and individually as a “Party”.

RECITALS

A.	Operator is a Delaware corporation that is the duly licensed owner and operator of the casino commonly referred to as Wheeling Island Hotel Casino Racetrack located near Wheeling, West Virginia, and, in connection therewith, Operator is the holder of the Operating License (as defined below).

B.	Skin Party is a Nevada corporation that operates, owns, controls, manages, and administers an online gaming and betting services.

C.	Pursuant to the West Virginia Lottery Sports Wagering Act, Operator is eligible to offer a skin license to operate sports wagering under its operating license issued to a gaming facility to operate sports wagering under State Sports Wagering Law (W.VA. Code § 29-22D-6).

D.	Pursuant to the West Virginia Lottery Interactive Wagering Act, Operator is eligible to offer a skin license to operate interactive wagering under its operating license issued to a gaming facility to operate interactive wagering under State Interactive Wagering Law (W.VA. Code § 29-22E-6).

E.	Skin Party desires to host, manage, operate, and support such sports and interactive gaming operations, pursuant to the Operating License, in accordance with the State Sports Wagering Law and State Interactive Gaming Law.

F.	Operator desires to utilize its Operating Licenses to engage in the subsidiary operations of sports and interactive wagering and to enter into an agreement with Skin Party wherein Skin Party shall obtain a right of access to host, manage, operate, and support such online gaming operations and Skin Party desires to enter into such a transaction in accordance with the terms and conditions of this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and mutual covenants in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1

DEFINITIONS AND RULES OF INTERPRETATION.

1.1 Defined Terms. Except as otherwise expressly provided herein, capitalized terms used in this Agreement shall have the following meanings:

“Access Fee” has the meaning set forth in Section 6.1.

“Action” shall mean any action, arbitration, audit, claim, demand, proceeding, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Entity or court or similar body or arbitrator.

2

“Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by or under common control with such Person. For purposes of this definition, the term “control” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by reason of management authority, by contract, or otherwise. For purposes of this Agreement no Party shall be deemed an Affiliate of the other Party.

“Agreement” has the meaning set forth in the preamble of this Agreement.

“Annual Period” has the meaning set forth in Section 6.2.1.

“Bankrupt” or “Bankruptcy” means with respect to any Person, that

(a) Such Person (i) makes a general assignment for the benefit of creditors, (ii) files a voluntary bankruptcy petition, (iii) becomes the subject of an order for relief or is declared insolvent in any Governmental Entity bankruptcy or insolvency proceedings, (iv) files a petition or answer seeking a reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any Law, (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against such Person in a proceeding of the type described in subclauses (i) through (iv) of this clause (a), or (vi) seeks, consents to, or acquiesces in the appointment of a trustee, receiver, or liquidator of such Person or of all or any substantial part of such Persons properties, or

(b) A proceeding seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any Law has been commenced against such Person and 120 days have expired without dismissal thereof or with respect to which, without such Person’s consent or acquiescence, a trustee, receiver, or liquidator of such person or of all or any substantial part of such Person’s properties has been appointed and 90 days have expired without the appointment having been vacated or stayed, or 90 days have expired after the date of expiration of a stay, if the appointment has not previously been vacated.

“Bankruptcy Laws” means any applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting creditors’ rights generally.

“Brands” means any trademark, service marks, names, corporate names, trade names, domain names, logos, slogans, trade dress, and other similar designations of source of origin, together with the goodwill symbolized by any of the forgoing that in each case (a) are owned by a Party or its Affiliates, or (b) such Party or its Affiliates has the right to use.

“Business Day” means any day in which banks are generally open for business in the

State.

“Claims” has the meaning set forth in Section 11.1.1.

“Closure Event” means Operator elects or is forced by law or action of a Governmental

Entity to close, abandon, transfer or place in trust the Operator Property.

“Code” has the meaning set forth in Section 5.2.

“Confidential Information” has the meaning set forth in Section 8.2.

“Derivative Artwork” has the meaning set forth in Section 7.1.2.

“Disclosing Party” has the meaning set forth in Section 8.1.

“Effective Date” has the meaning set forth in the preamble of this Agreement.

“Eligible Bank” means a full-service, commercial bank chartered under the Laws of the USA and having offices in the State.

“Federal Excise Tax” means the Tax assessed on wagers pursuant to Section 4401 of the Code.

3

“Federal Online Gaming Law” means a USA federal Law that establishes the statutory framework, including authorizing the creation of necessary rules and regulations, which permits and governs the offering of any real money Internet gaming at a national and/or an interstate level.

“Federally Prohibited Person” means any Person: (a) listed in the annex to, or otherwise subject to the provisions of, Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, and relating to Blocking Property and Prohibiting Transaction with Persons Who Commit, Threaten to Commit, or Support Terrorism (the “Executive Order”) or a Person who is identified as or affiliated with a Person designated as a terrorist, or associated with terrorism or money laundering pursuant to regulations promulgated in connection with the USA PATRIOT Act; (b) that is owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order; (c) with whom a regulated lender is prohibited from dealing or otherwise engaging in any transaction by any terrorism or money laundering law, including the Executive Order; (d) who commits, threatens, or conspires to commit or supports “terrorism” as defined in the Executive Order; (e) that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, https://www.treasury.gov/ofac/downloads/sdnlist.pdf or at any replacement website or other replacement official publication of such list; and (f) who is an Affiliate of or affiliated with a Person listed above.

“Force Majeure” means any event which cannot be controlled, foreseen, or prevented by using reasonable efforts of a Party, and which materially and adversely affects and delays the performance of such Party of all or any material portion of its obligations under this Agreement. Such an event includes attacks to the network, Infrastructure, or any components of the Skin Party Gaming Service or Online Gaming Platform that are out of Skin Party’s control notwithstanding adequate security precautions and controls on the part of Skin Party, war, insurrection or civil disorder, military operations or terrorism, national or local emergency, acts or omissions of Governmental Entity, acts of God and natural disasters, fire, explosion, flood, pandemic, epidemic, theft or malicious damages, strike, lockout and other industrial disputes. Force Majeure shall also include any breach or default by any Third Party (except to the extent such breach or default is proximately caused by Skin Party) under any agreement whereby such Third Party performs or assists with the Skin Party Obligations, provided that Skin Party will diligently pursue all commercially reasonable remedies under such agreement with respect to such third-Skin Party breach or default. For purposes of this definition, anything within the control of an Affiliate of a Party shall be deemed to be within the control of such Party.

“GAAP” means generally accepted accounting principles in the USA as then in effect.

“Gaming” means, unless otherwise stated, collectively all sports wagering and interactive wagering activities.

“Gaming Approvals” means any and all required approvals, authorizations, licenses, permits, consents, findings of suitability, registrations, clearances, exemptions, and waivers of or from any Gaming Authority, including those relating to the offering or conduct of gaming and gambling activities, or the use of gaming devices, equipment, supplies, and associated equipment in the operation of a casino or other gaming enterprise (including Online Gaming Services) or the receipt or participation in revenues or revenues directly or indirectly derived therefrom.

“Gaming Authority” means, collectively, those international, federal, state, local, foreign and other governmental, regulatory and administrative authorities, agencies, commissions, boards, bodies, and officials responsible for, having jurisdiction over, or involved with the regulation of gaming or gaming activities, ancillary functions relating thereto, or the ownership of an interest in any Person that conducts gaming in any applicable jurisdiction, including, without limitation, the West Virginia Lottery Commission.

“Gaming Laws” means those Laws pursuant to which any Gaming Authority possesses regulatory, licensing or permit authority over gaming within any jurisdiction, including the State Online Gaming Law.

4

“Gaming Tax” means the gaming Taxes levied on Internet gaming revenues, including those Taxes specified in the State Online Gaming Law.

“Go-Live Date” means the date on which the Skin Party Online Gaming Service is approved for users to play in accordance with State Gaming Law.

“Governmental Approvals” means, as applicable, all required approvals, authorizations, licenses, permits, consents, findings of suitability, registrations, exemptions, and waivers of or from any Governmental Entity, including any Gaming Approvals.

“Governmental Entity” means any federal, state, tribal, local, or foreign government or any provincial, departmental or other political subdivision thereof, or any entity, body, or authority having or asserting executive, legislative, judicial, regulatory, administrative, or other governmental functions or any court, department, commission, board, bureau, agency, instrumentality or administrative body of any of the foregoing, including any Gaming Authority.

“Gross Gaming Revenue” or “GGR” means, for any given period, (a) with respect to Online Casino Games and Online Sports Wagering, all amounts on settled wagers by Skin Party Players through the Skin Party Online Gaming Service, less all Skin Party Player winnings on such Online Casino Games and Online Sports Wagering; and (b) for Online Poker Games, all revenue generated by the Skin Party Gaming Service through utilization of Online Poker Games after Player payoffs, including rake and tournament fees.

“Indemnified Party” has the meaning set forth in Section 11.1.3.

“Indemnifying Party” has the meaning set forth in Section 11.1.3.

“Infrastructure” means any servers or physical assets that Skin Party, its Affiliates or Subcontractors directly or indirectly acquires, installs or maintains from time to time in order to offer the Skin Party Gaming Service.

“Initial Term” means the period starting on the Term Commencement Date and ending on the date that is ten (10) years following the Term Commencement Date.

“Internet” means the international computer network of interoperable packet switched data networks, including the world-wide web, without regard to the means (or nature of the device) by which a user accesses the same.

“Law” means any applicable statute, law, regulation, ordinance, rule, judgment, rule of law, order, decree, permit, approval, concession, grant, franchise, license, agreement, requirement or other governmental restriction or any similar form of decision of, or any provision or condition of any permit, license or other operating authorization (including any Governmental Approval) issued under any of the foregoing by, any Governmental Entity having jurisdiction over the matter or matters in question, whether now or hereafter in effect and in each case as amended (including all of the terms and provisions of the common law of such Governmental Entity), as interpreted and enforced at the time in question.

“Minimum Revenue Guarantee” or “MRG” has the meaning set forth in Section 6.2.1.

“Net Skin Party Gaming Revenue” or “NGR” means, for any particular period, the Gross Gaming Revenue derived from the Skin Party Gaming Service, as reduced by (i) all applicable Gaming Taxes, to the extent applicable (all such Taxes to be deducted as a pass-through without mark-up of any kind), (ii) Player Incentives for such period, not to exceed [****] of GGR excluding Taxes, and (iii) Player-Related Costs not to exceed [****] of GGR, excluding Taxes. Notwithstanding the above, the total reductions for the Player Incentives for first six (6) calendar months (and the month in which the Go-Live Date occurs shall count as the first calendar month) following the Go-Live Date are not subject to the limitation that it may not exceed [****] of GGR.

“New Artwork” has the meaning set forth in Section 7.1.2.

“Online Casino Game” means casino-style games of chance (excluding Sports Wagering) offered through the Skin Party Gaming Service under Operator’s Operating License whereby participants in such game stake money or goods of monetary value and can win money or goods of monetary value, including without limitation, any game that: (i) is of a type of game that is played in casinos (for example: roulette, baccarat, blackjack, bingo, craps, virtual sports, big six wheel, keno, slot machines, mini-baccarat, red dog, pai gow, and sic bo, or variations thereof); and/or (ii) any other games provided under Operator’s Operating License pursuant to State Online Gaming Law, but specifically does not include any social gaming.

5

“Online Gaming Platform” means one or more online, interactive-software products to conduct, support, and maintain the Skin Party Gaming Service (whether licensed or owned by Skin Party), including, (i) software games and applications, (ii) anti-money laundering, “know- your-customer” and problem-gaming functionality, (iii) player account, back-end registration and payment/cashier-system functions and components, (iv) responsible gaming controls, (v) back- office tools, (vi) affiliate, loyalty and bonus systems, and (vii) remote game servers, each as updated, modified, or enhanced from time to time.

“Online Gaming Service” means, as permitted by applicable Gaming Laws, an interactive online gaming service offered or conducted via the Internet, mobile or other remote or electronic device or data network, whereby participants play any games as permitted by the applicable Gaming Laws, including Online Poker Games, Online Casino Games, and Online Sports Wagering.

“Online Poker Game” means an interactive, online, peer-to-peer poker game offered on a mobile or other remote or electronic device via the Skin Party Gaming Service under Operator’s Operating License, whereby participants in such game stake money or goods of monetary value and can win money or goods of monetary value, but specifically does not include any social gaming.

“Online Sports Wagering” means any fixed odds online sports wagering and sports contests offered on a mobile or other remote or electronic device via the Skin Party Gaming Service under Operator’s Operating License, whereby participants in such game stake money or goods of monetary value and can win money or goods of monetary value.

“Operator” has the meaning set forth in the preamble of this Agreement.

“Operator License Expenses” means any fees or amounts paid to a Governmental Entity associated with obtaining, maintaining, or renewing Operator’s Operating Licenses.

“Operator Obligations” means those items in this Agreement, including as set forth in Section 4.1, that are the responsibility of Operator.

“Operator Online Gaming Services” means any Online Gaming Service operated under Operator’s Operating License and made available to State Participants pursuant to the State Online Gaming Law.

“Operator Property” means the casino commonly referred to as Wheeling Island Hotel Casino Racetrack located near Wheeling, West Virginia.

“Operator Reimbursed Expenses” means (a) Skin Party’s Pro Rata Share of the Operator License Expenses and such costs and expenses incurred by Operator in respect of Operator’s Operating Licenses and the activity thereunder that cannot be allocated to a specific Operator Online Gaming Service, and (b) one hundred percent (100%) of all costs incurred by Operator, solely on behalf of, or for the exclusive benefit of, Skin Party in connection with the Skin Party Gaming Service, including costs, fees, assessments, fines, or penalties incurred by Operator for any reporting, investigation, certification, or other regulatory requirements under applicable Gaming Laws or imposed by the applicable Gaming Authority specifically relating solely to Skin Party or the Skin Party Gaming Service; provided that (1) Operator has, whenever possible, provided Skin Party with prior written notice of such fine or penalty; (2) Operator has, whenever possible, given Skin Party a reasonable opportunity to advise on negotiating or contesting such fine or penalty with the applicable Governmental Entity, and (3) Skin Party shall make every effort to directly pay such fine or penalty to the applicable Gaming Authority; provided, further, that any such costs set forth in clauses (a) and (b) above were not incurred as a result of Operator negligence, fraud or willful misconduct.

“Operator Third-Party Claim” has the meaning set forth in Section 11.1.1.

“Operating License(s)” means the West Virginia Lottery Commission State Certification and any and all other necessary Gaming Approvals which permit the holder to operate, manage, administer, and make available an Online Gaming Service in the State as anticipated by this Agreement, excluding, however, the Service Licenses.

6

“Party” and “Parties” have the meanings set forth in the preamble of this Agreement. “Person” means any individual, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization, Governmental Entity.

“Player Incentives” means Skin Party-issued promotional incentives actually provided to Skin Party Players through the Skin Party Gaming Service, including, without limitation, sign-up bonuses, retention bonuses, tournament prizes (cash and bonuses), redeemed vouchers, cash credits, free-play (including free spins), poker tournament entry tickets awarded to Skin Party Players at no cost (which otherwise would have been purchased), tournaments dollars, guaranteed tournament prizes in excess of the actual tournament pool, or other monetary inducements awarded to players at no cost, loyalty rewards, programs, points or other inducements offered to be redeemed for goods or cash in their player account for future plays on or withdrawal from the Skin Party Gaming Service.

“Player-Related Costs” means any of the following amounts related to the Skin Party Gaming Service for any particular period, as applicable: (i) any refunds, void bets, manual adjustments, or dispute payments paid to Skin Party Players during such period, (ii) third party payment processing, charge-backs and associated third party costs and fees (including credit card processing fees) for transactions with Skin Party Players for such period, (iii) third party costs associated with Verification Checks (i.e., “know-your-customer”) for such period, (iv) third party geo-location fees for such period, and (v) costs associated with Skin Party Players’ bad debts or fraud for such period.

“Pro Rata Share” means, as of any date of determination, with respect to (i) an online gaming operator conducting business under Operator’s Operating License and (ii) a cost, expense or such other reimbursable amount, a fraction, the numerator of which is the number of Skins offered by such online gaming operator, and the denominator of which is the total number of Skins offered under Operator’s Operating License (including by Operator, if applicable), in each case at the time such cost, expense or such other reimbursable amount is incurred.

“Recipient” has the meaning set forth in Section 8.1.

“Renewal Period” has the meaning set forth in Section 10.2.

“Sale Event” means the occurrence of a direct sale, exchange, transfer, assignment, lease or other disposition or related series of the foregoing of all or substantially all of Operator’s casino or gambling facility operated in the State to a Third Party such that (a) Operator no longer holds the Operating License as required by this Agreement, or (b) the Skin Requirement will no longer be satisfied.

“Service License(s)” means any and all necessary Gaming Approvals that will permit Skin Party to provide the Online Gaming Service utilizing Operator’s Operating License.

“Skin” means a pairing between an Online Gaming Service vertical in the State and a specific brand, the owner or licensee of which can operate such Online Gaming Service or other Skins independently from the holder of the Operating Licenses or its Affiliates or from a retail sportsbook operation.

“Skin Party” has the meaning set forth in the preamble of this Agreement.

“Skin Party Brands” means (a) the “Skin Party” brand, and (b) any trademark, service marks, names, corporate names, trade names, domain names, logos, slogans, trade dress, and other similar designations of source or origin, together with the goodwill symbolized by any of the forgoing that, in each case, (i) are owned by Skin Party or its Affiliates (or Skin Party or its Affiliates have the legal right to use) and (ii) are reasonably approved by Operator.

“Skin Party Customer Data” has the meaning set forth in Section 7.2.1.

“Skin Party Gaming Service” means an Online Gaming Service branded under a Skin Party Brand and marketed and offered by Skin Party to State Participants, which Skin Party or its legal successor operates and administers under Operator’s Operating License pursuant to this Agreement and utilizing the Online Gaming Platform. For the avoidance of doubt, “Skin Party Gaming Service” includes any and all games and services offered by Skin Party or its Subcontractors or Affiliates under Operator’s Operating Licenses but does not include other games and services offered by Skin Party outside of the scope of this Agreement or Operator’s Operating Licenses.

7

“Skin Party Obligations” has the meaning set forth in Section 3.2.1.

“Skin Party Player” means a State Participant or Person who has entered into standard terms of use determined by Skin Party to play or engage in the Skin Party Gaming Service.

“Skin Party Third-Party Claim” has the meaning set forth in Section 11.1.2.

“Skin Requirement” means that, as a result of the Gaming Approvals that the Operator holds or can reasonably obtain solely as a result of its Gaming Approvals for its gambling operations, Operator is entitled to three (3) Skins for each interactive wagering (casino/poker games) and Online Sports Wagering.

“State” means the State of West Virginia.

“State Gaming Regulations” means any applicable regulations (whether interim or final) promulgated by a Governmental Entity in the State pursuant to, or under authority granted by, the State Online Gaming Law.

“State Online Gaming Law” means the Law that establishes the statutory framework, including authorizing the creation of necessary rules and regulations (including the Gaming Regulations), which permits and governs the offering of an Online Gaming Service in Licensing jurisdiction including, West Virginia Lottery Sports Wagering Act (W. Va. Code § 29-22D) and West Virginia Lottery Interactive Wagering Act (W. Va. Code § 29-22E), each as modified, amended or supplemented from time to time.

“State Participants” means those Persons who are permitted, in accordance with the State Online Gaming Law and other applicable Gaming Laws, to participate in Online Gaming Services.

“State Regulator” means the West Virginia Lottery Commission, operating pursuant to State Online Gaming Law, as the context requires.

“Subcontractor” has the meaning set forth in Section 3.5.

“Tax” means all taxes (including, without limitation, income, profit, franchise, sales, use, real property, personal property, ad valorem, excise, employment, social security, and wage withholding taxes) and installments and estimated taxes, assessments, deficiencies, levies, imposts, duties, withholdings, or other similar charges of every kind, character and description and any interest, penalties or additions to tax imposed thereon or in connection therewith.

“Term” means the Initial Term, together with the Renewal Period(s) if exercised by Skin Party as provided in Section 10.2 below, subject to the earlier termination of this Agreement in accordance with the provisions set forth in this Agreement.

“Term Commencement Date” means the Go-Live Date.

“Third Party” means any Person, including a Subcontractor, who is not a Party or such Party’s Affiliate, officer, manager, employee, general partner, or director.

“Third-Party Claim” means an Operator Third-Party Claim or a Skin Party Third-Party Claim, as the context may require.

“Third-Party Claim Notice” has the meaning set forth in Section 11.1.3.

“Unsuitable Person” means a Person, or such Person’s officers, directors, employees, agents, designees or representatives who is engaged in any activity or activities, or was in or is involved in any relationship, which does, or reasonably could (as determined in the sole, but reasonable, discretion of the relevant Party) jeopardize the other Party’s or its Affiliate’s Gaming Approvals, including, the Operating Licenses, in the case of Operator, or the Service Licenses, in the case of Skin Party, or if any such Gaming Approval is threatened to be denied, curtailed, suspended, or revoked as a result of such Person.

8

“USA” means the United States of America, including any state, territory, or possession thereof.

“Verification Checks” means the checks and processes carried out by Skin Party in order to verify (i) the age, identity, and physical location at the time of transaction of a potential Skin Party Player, (ii) compliance with anti-money laundering (“AML”) requirements, and (iii) whether a Skin Party Player is a self-excluded player prohibited from conducting any wagering through the Skin Party Gaming Service, all in accordance with federal AML laws and State Online Gaming Laws.

1.2 Rules of Interpretation. In this Agreement, except to the extent otherwise provided or the context otherwise requires: (a) when a reference is made in this Agreement to an Article or Section, such reference is to an Article or Section of this Agreement unless otherwise indicated; (b) the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement; (c) whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without being limited to”; (d) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement; (e) all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein; (f) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms; (g) any reference to “days” means “calendar days” unless otherwise specified; (h) if a notice is to be given on a specified day, unless otherwise specifically provided herein, it must be given prior to 11:59 p.m., State time; (i) references to a Person are also to its successors and permitted assigns; (j) the use of “or” is not intended to be exclusive unless expressly indicated otherwise; (k) any reference to “$” and “dollars” is to the lawful money of the USA; (l) except as required by applicable Laws or any Governmental Entity, if any payment or other delivery requirement becomes due on a date that is not a Business Day, then such due date shall be extended to the next succeeding Business Day; and (m) unless otherwise expressly provided herein, any agreement, instrument, statute, rule or regulation defined or referred to herein or in any agreement or instrument defined or referred to herein means such agreement, instrument, statute, rule or regulation as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, rules and regulations) by succession of comparable successor statutes, rules, and regulations.

ARTICLE 2

LICENSURE

2.1 Cooperation. At all times during on and from the Effective Date and throughout the Term, each Party agrees to use commercially reasonable efforts to obtain and maintain all Governmental Approvals necessary on the part of such Party to consummate the transactions contemplated herein, including cooperating with all Governmental Entities and timely complying with all filing deadlines and any requests of a Governmental Entity.

2.2 Service License; Operating License

.

2.2.1 Within one hundred-twenty (120) calendar days following execution of this Agreement, Skin Party shall file with the State Regulator all required applications, documents, and other required information necessary to apply for and obtain a Service License allowing Skin Party to provide the Skin Party Gaming Service as set forth in this Agreement. Skin Party shall also, at its sole cost and expense, diligently pursue obtaining all Governmental Approvals with respect to the Skin Party Gaming Service, including all testing and certification of the Online Gaming Platform and related content. Notwithstanding the foregoing, Skin Party may with Operator’s consent and approval, opt not to submit such applications, or pull such application for, the Service Licenses based on credible information that such applications are likely to be rejected (such information to be shared between the Parties) and in such event each of Skin Party and Operator shall have the right to terminate this Agreement, subject to Operator retaining the Access Fee.

2.3 Obligation to Maintain. During the Term and while Skin Party is offering the Skin Party Gaming Service, each Party shall use commercially reasonable efforts to maintain and preserve all its Gaming Approvals and other Governmental Approvals required in order to undertake or facilitate its activities under this Agreement, including, as applicable, its Operating Licenses and Service Licenses, and at all times ensure compliance with all applicable Gaming Laws, including the State Online Gaming Laws.

9

2.4 Obligation to Inform. Each Party shall inform the other Party within five (5) Business Days of receipt of any notice, correspondence, or other information received in connection with any Gaming Authority or Governmental Entity, which reasonably could have a material adverse impact on the Go-Live Date and/or obtaining or maintaining, as applicable, its Operating Licenses or Service Licenses.

2.5 Assistance. The Parties shall cooperate and provide reasonable assistance to each other and their Subcontractors to the extent reasonably required, practicable or necessary to obtain or maintain their Gaming Approvals relating to their activities under this Agreement.

ARTICLE 3

SKIN PARTY GAMING SERVICE

3.1 Skin Party Gaming Service. Subject to and in accordance with the terms of this Agreement, Operator hereby grants Skin Party the right to seek and obtain Service Licenses under Operator’s Operating Licenses, and to host, manage, control, operate, support, and administer, under Operator’s Operating Licenses, the Skin Party Gaming Service during the Term. Such Skin Party Gaming Service shall comply with all applicable Laws, including all applicable Gaming Laws and all applicable privacy, data security, and financial Laws.

3.2	Administration of the Skin Party Gaming Service.

3.2.1 Subject to any limitations imposed by applicable Gaming Laws, and any requirements imposed by Operator from time to time that the Parties mutually determine are necessary for Operator to comply with any Gaming Laws or to maintain Operator’s Operating Licenses, and except for the Operator Obligations, Skin Party shall manage, administer and control all management decisions concerning all aspects of the Skin Party Gaming Service, which may include (a) the development, operation, enhancements, upgrades, updates, fixes, additions, substitutions, and replacements of all or any component thereof; (b) updating, replacing and maintaining the Infrastructure; (c) providing and maintaining any websites and domain names; (d) determining the features and functionality associated with the Skin Party Gaming Service; (e) branding, marketing, and promotion of the Skin Party Gaming Service; (f) day-to- day management of the player network, including Verification Checks, fraud and collusion monitoring and control; (g) management of Player Incentives, loyalty programs and Player-Related Costs; (h) customer service functions, including prompt resolution of any player disputes; (i) providing the payment processing system and services appurtenant thereto, including payment of all Skin Party Player withdrawals; (j) promptly providing to Operator all information, reports and data necessary for Operator to timely comply with all Gaming Laws and other Laws applicable to Operator or respond to any inquiries or investigations by Gaming Authorities; (k) procuring Third Party vendors and suppliers, and (l) any other required function or service reasonably required or necessary to deliver or operate the Skin Party Gaming Service in a manner consistent with generally accepted industry practices (collectively, and together with the obligations set forth in Section 3.3 below, the “Skin Party Obligations”). Operator hereby recognizes that Skin Party may use Third Party supplier(s) to conduct such Verification Checks, provided that (i) a geo-fencing provider must be GLI certified (ii) any Third Party Supplier of KYC, AML, or related functions shall be submitted to Operator in advance for its written approval, which may not be unreasonably withheld.

3.2.2 Skin Party shall perform (or procure a Third Party to perform) the Skin Party Obligations in accordance with industry standards and practices the service provider generally use within its other online gaming businesses (subject to modifications required by Gaming Laws), all in accordance with applicable Gaming Laws. Subject to applicable Gaming Laws, Skin Party will (a) make commercially reasonably provision for backup and disaster recovery of the Online Gaming Service and (b) provide customer service for the Online Gaming Service.

3.3 In addition to the obligations set forth above, “Skin Party Obligations” shall also include the following obligations of Skin Party:

3.3.1 To obtain and maintain all Gaming Approvals and other Governmental Approvals required to perform its obligations under this Agreement and to maintain all required Gaming Approvals and other Governmental Approvals necessary to operate the Skin Party Gaming Service while it is offering the Skin Party Gaming Service, including, without limitation, Service Licenses;

10

3.3.2 Prepare and file all reports with the Gaming Authorities required of a holder of Service Licenses with respect to the Skin Party Gaming Service, including, without limitation, GGR, accounting and financial reports, customer activity and disputes reports, and reports regarding fraud and collusion, and provide to Operator, if requested by Operator and at no cost to Operator, copies of any reports either to be filed or previously filed;

3.3.3 If required to comply with applicable Gaming Laws, remitting all Gaming Tax associated with the Skin Party Gaming Service to Operator prior to the period in which they are incurred (e.g., by the beginning of the quarter for any Taxes paid quarterly) which shall be based on a reasonable estimate of the upcoming Taxes and account for the historical Taxes owed in the prior period(s), unless otherwise required by applicable Law; and

3.3.4 Any other obligations required under applicable Law (i) to maintain Service Licenses, or (ii) as a holder of Service Licenses.

The Skin Party Obligations shall at all times be performed in material compliance with applicable Laws, including all applicable Gaming Laws and all applicable privacy, data security, and financial Laws.

3.4	Marketing Obligations.

3.4.1 Marketing and Promotional Services. Skin Party shall market and promote the Skin Party Gaming Service in a commercially reasonable manner. For the avoidance of doubt, Operator shall not be responsible for the promotion of the Skin Party Gaming Service or to obtain new customers.

3.4.2 Direct Marketing Restrictions. Skin Party acknowledges and agrees that the advertising, marketing and promotional efforts shall not involve any direct communications (e.g. text messages, email, postal mail, telephone calls) being directed towards persons who are not registered for the Skin Party Gaming Service, unless otherwise approved by Operator in advance and in writing, such approval not to be unreasonably withheld, condition, or delayed unless Operator reasonably determines that such communications violates applicable Law.

3.4.3 Standard of Care. Skin Party will conduct its promotional and marketing efforts in a diligent and professional manner and will conduct all sales and marketing campaigns in accordance with trademark usage guidelines, and other requirements reasonably specified by Operator. Skin Party will not use deceptive, misleading, illegal, or unethical practices in fulfilling its obligations under this Agreement. In connection with sales and marketing efforts, Skin Party will use reasonable best efforts to conduct its business in a manner that reflects favorably on the products, services, good name, goodwill, and reputation of Operator.

3.5 Notwithstanding anything to the contrary in this Agreement, and subject to any Gaming Laws, Skin Party shall be entitled to the use of qualified Third Party contractors or subcontractors to perform or assist with the Skin Party Obligations with respect to the Skin Party Gaming Service hereunder (each such Third Party, a “Subcontractor”), including subcontracting the provision for Online Gaming Platform and the services provided in accordance therewith; provided, Skin Party shall always remain responsible for the performance of its obligations under this Agreement regardless of the fact it has engaged Subcontractors to provide or assist with such service.

ARTICLE 4

GAMING AND REGULATORY COMPLIANCE

4.1 Operator Obligations. As a result of the Skin Party Gaming Service being offered under Operator’s Operating Licenses, in addition to the other obligations of Operator under this Agreement, Operator shall be responsible for the following at no additional costs or fees to Skin Party, other than as specified as an Operator Reimbursed Expense or otherwise specified herein (collectively, the “Operator Obligations”):

4.1.1 To obtain and maintain all Gaming Approvals and other Governmental Approvals required to perform its obligations under this Agreement, including, without limitation, and subject to any reimbursement obligations of Skin Party hereunder (e.g. the Operator Reimbursed Expenses), Operator’s Operating Licenses;

11

4.1.2 Filing all reports with the Gaming Authorities required of a holder of Operating Licenses with respect to the Skin Party Gaming Service, including, without limitation, GGR, accounting and financial reports, customer activity and disputes reports, and reports regarding fraud and collusion;

4.1.3 Only if specifically required of Operator as a holder of Operating Licenses as opposed to Skin Party as a holder of Service Licenses under the State Online Gaming Law, and subject to reimbursement by Skin Party in accordance with this Agreement, remitting all Gaming Tax associated with the Skin Party Gaming Service (e.g., the ten (10) percent gaming Taxes levied on gross sports wagering revenue by West Virginia), unless otherwise required by applicable Law;

4.1.4 Providing all reasonable access to and reasonable use of Operator compliance personnel and sportsbook manager to support Skin Party’s applications for, and maintenance of, Governmental Approvals required under State Online Gaming Law; provided, however, the foregoing shall not relieve Skin Party of any obligations it may have to provide its own “key employees” in connection with Skin Party’s operations under this Agreement; and

4.1.5 Any other obligations required under applicable Law (i) to maintain Operator’s Operating Licenses, or (ii) as a holder of Operating Licenses.

The Operator Obligations shall at all times be performed in compliance with applicable Laws, including all applicable Gaming Laws and all applicable privacy, data security, and financial Laws.

4.2 Currency Transaction Reports and Suspicious Activity Reports. Skin Party shall be responsible for preparing and filing, subject to the prior review and approval of Operator, any and all Currency Transaction Reports (“CTRs”) and Suspicious Activity Reports (“SARs”) relating to the transactions contemplated hereunder in accordance with applicable Law or as directed by Governmental Authorities. Skin Party shall provide Operator with complete drafts of each such filing reasonably in advance of the deadline for such filing

4.3 Suspension. In the event any Governmental Entity institutes, maintains or brings an Action under any Law seeking to temporarily or permanently enjoin (i) the offering or conduct of Online Gaming Services in the State in general or in the manner contemplated by this Agreement, or (ii) the material rights or obligations of a Party hereunder, the Parties shall comply with any such injunction and order, and, if necessary, suspend the operation of the Skin Party Gaming Service (a “Suspension”), until such time as the Action is dismissed or mooted (such period, the “Suspension Period”). During any Suspension Period (except as a result of a permanent injunction when this Agreement shall automatically terminate and be of no further force or effect) and provided the Suspension is not the result of the actions or inactions of Skin Party, any financial obligations of Skin Party to Operator shall be abated and the Parties shall use their commercially reasonably efforts to address such Action and shall reasonably cooperate in connection therewith.

4.4	Compliance.

4.4.1 In managing, administering, and controlling the Skin Party Gaming Service as contemplated by this Agreement, (a) Skin Party shall not engage, retain, employ, or be controlled by, any Person who is known by Skin Party to be an Unsuitable Person or who is then known by Skin Party to be in material violation of State Online Gaming Law; provided, that the Parties shall engage in good faith discussions prior to taking any action in respect of compliance with the foregoing, and (b) the Parties shall comply with State Online Gaming Law with respect to any investigation or licensure it must do with respect to any personnel it employs associated with the Skin Party Obligations, Operator Obligations, and the Skin Party Gaming Service.

4.4.2 Both parties shall monitor any changes to Law, including the State Online Gaming Laws and Laws in respect of Tax, that affect the operation and promotion of the Skin Party Gaming Service and will consult in good faith if the State Online Gaming Laws changes in such a way as to materially affect the Skin Party Gaming Service. Should any change or changes to the Law in relation to the Gaming Service or the Taxes imposed thereon, render the continued offering of the Gaming Service no longer economically viable, in the reasonable opinion of Skin Party, the Parties shall negotiate in good faith to adjust the commercial agreements in place between them, including but not limited to amending this Agreement. Should the Parties fail to reach an agreement within twenty-one (21) days of the commencement of such negotiations, the Parties shall have the right to terminate the Agreement by written notice to the other Party.

12

4.4.3 Skin Party shall implement Verification Checks that are compliant with the State Online Gaming Law and shall block all access to any Person that does not satisfy all the requirements of the Verification Checks.

4.4.4 Skin Party shall also be responsible for ensuring that if a Skin Party Player has set deposit or betting limits, or limits on play duration, or time out from play, that such limits are enforced. Skin Party further agrees to implement any additional administrative measures to monitor game play as required by the State Online Gaming Laws.

4.4.5 Each Party shall cooperate with any Governmental Entity that has proper jurisdiction over the Skin Party Gaming Service under the State Online Gaming Laws or otherwise, if there is any bona fide request for information or investigation in relation to the Skin Party Gaming Service to the extent required by applicable Laws. In such event, the Party that is subject to the request for information or investigation shall (providing that they are not bound by a duty of confidentiality towards the Governmental Entity making such request or conducting such investigation) promptly give written notice to the other Party of such request or investigation, providing reasonable details.

4.4.6 Skin Party shall develop (or license or otherwise procure), implement and maintain data security policies, protocols, and systems, which may include, without limitation, firewalls, security patches, anti-virus software, and data encryption processes, designed to reasonably protect all Skin Party Customer Data and other data on the Skin Party Gaming Service servers and systems against any data security breaches.

ARTICLE 5

ACCOUNTS

5.1	Skin Party Bank Account.

5.1.1 Unless otherwise required by Gaming Laws, Skin Party shall be responsible for establishing an operating bank account with an Eligible Bank (designated by Skin Party) for the Skin Party Gaming Service in compliance with State Online Gaming Laws to allow Skin Party Players to deposit or withdraw funds for use on the Skin Party Gaming Service, through which bets, fees, and winnings will be credited or debited (together with each account set forth in Section 5.1.2 or sub-accounts thereof, the “Skin Party Bank Account”). The Parties mutually acknowledge that deposits made by and winnings owed to each Skin Party Player on deposit in the Skin Party Bank Account are the property of such Skin Party Player.

5.1.2 Unless otherwise required by Gaming Laws, Skin Party shall be responsible for establishing each account (or sub-account) required under State Online Gaming Laws, including, if applicable, for the deposit and maintenance of all Gross Gaming Revenues from the Skin Party Gaming Service or a bankroll account, and each such account shall be opened or maintained at an Eligible Bank.

5.1.3 Unless otherwise required by Gaming Laws, Skin Party shall be responsible for funding the Skin Party Bank Account with all amounts required by Skin Party to conduct business through the Skin Party Gaming Service.

5.1.4 Unless otherwise required by Gaming Laws, in addition to any operating funds in the Skin Party Bank Account, Skin Party will fund such amounts, if any, required to ensure the security of funds held in Skin Party Player accounts as required by State Online Gaming Law.

5.2 Required Filings. As required pursuant to the State Online Gaming Law, Skin Party and/or Operator, shall be responsible to account to the appropriate Governmental Entity for all Taxes and similar charges, however designated, that are imposed by any Governmental Entity in respect of money wagered by Skin Party Players through the Skin Party Gaming Service. For the avoidance of doubt, the Skin Party will be responsible for filing all weekly Gaming Tax filings with the applicable Gaming Authority. In furtherance of the foregoing, Skin Party shall use commercially reasonable efforts to comply with all applicable and material provisions of the Internal Revenue Code of 1986, as amended (the “Code”) and the applicable Tax Law in the State, and shall promptly provide to Operator the information necessary in order that Operator can meet its Tax obligations hereunder, including, if applicable, the prompt filing of any CTRs, SARs, W-2Gs, 1099 reports and any other forms for which Operator is responsible for filing, or reports or Skin Party Player information when such information is required by the Code or under applicable Law. Any information provided by Skin Party to Operator pursuant to this Section 5.2 shall be expressly subject to the confidentiality provisions of Article 8 of this Agreement and shall not be used by Operator for the acquisition of customers or for purposes competitive to Skin Party. The restrictions set forth in the prior sentence shall survive any termination or expiration of this Agreement.

13

ARTICLE 6

FEES

6.1 Access Fee. In consideration for entering into this Agreement, and in conjunction with this Agreement, Skin Party shall pay Operator a non-refundable fee in the amount of [****] (the “Access Fee”) which will be paid as follows: (a) [****] within 30 Business Days from the signing of this Agreement, and (b) [****] within 90 Business Days from the signing of this Agreement.

6.2	Minimum Revenue Guarantee.

6.2.1 In exchange for performing the services and satisfying the obligations herein related to the Online Gaming Service, and in conjunction with the services provided within this Agreement, Skin Party shall, pay a minimum annual guarantee to Operator of [****] for the interactive wagering Skin and [****] for the sports wagering Skin, totaling [****], (“Minimum Revenue Guarantee”) for every twelve (12) consecutive month period during the Term. Each such twelve consecutive calendar month period is an “Annual Period”.

If the Skin Party elects to exercise either of the five (5) year Renewal Periods, the Parties shall mutually agree to negotiate in good faith to revise terms of the Minimum Revenue Guarantee and Revenue Share; provided that the revised Minimum Revenue Guarantee shall not exceed [****] per annum (representing a 20% increase over the current agreed Minimum Revenue Guarantee). In the event that the Parties fail to agree to new terms prior to the commencement of the Renewal Period, the Minimum Revenue Guarantee shall increase on each yearly anniversary of the commencement of the Renewal Period by an amount equal to the rate of inflation of the Consumer Price Index as calculated by the Bureau of Labor and listed at https://www.bls.gov/data/#prices.

6.2.2 Minimum Periodic Royalty Advance. Commencing on the earlier of (a) Go-Live Date and (b) nine (9) months from the Effective Date, the Minimum Revenue Guarantee shall be due and payable in quarterly installments [****] within fifteen (15) days following the first day of each three (3) consecutive month period. Any amount due for a: (i) partial period (based upon the actual date of the Go-Live Date); (ii) period during an event of a Force Majeure causing the cessation of all or a substantial portion of the Online Gaming Service; or (iii) Suspension Period (to the extent such Suspension was not the fault of an action or inaction of Skin Party), shall be reduced pro rata to account for the actual number of days during which the Online Gaming Service was closed. The first installment payment of the Minimum Revenue Guarantee will be due after the first full three months after the earlier of the Go-Live Date or the nine (9) month anniversary of the Effective Date and, if applicable, will include the pro-rata amount for any partial month (for example, if the Go-Live Date is May 20, 2025, the first installment will be due September 15, 2025 and will include [****] installment plus a pro-rata amount for the last 11 days of May, 2025).

6.3	Revenue Share.

6.3.1 In exchange for performing the services and satisfying the obligations herein related to the Online Gaming Service, and in conjunction with the services provided in this Agreement, including consent to use the Operating License(s), Operator shall be entitled to an amount equal to [****] of the Net Skin Party Gaming Revenue for each Annual Period, as derived from the immediately preceding Annual Period, minus (ii) the Minimum Revenue Guarantee for such Annual Period (the “Revenue Share”), commencing with the Go-Live Date.

14

6.3.2 Any Revenue Share payment, if any, shall be made within ten (10) Business Days following the end of each Annual Period referred to in Section 6.2.2 above.

6.4 Operator Reimbursed Expenses. At all times during the Term, Skin Party shall be obligated to reimburse the Operator Reimbursed Expenses incurred by Operator in connection with this Agreement pursuant to Section 6.6.2, and any other amounts which are made the responsibility of Skin Party under this Agreement (including without limitation Gaming Taxes) on the terms set forth herein.

6.5 Parent Guarantee. In consideration of the execution by Operator of this Agreement, and as an inducement to Operator to execute this Agreement, Bruce Cassidy (“Guarantor”), CEO and Chairman of Skin Party, hereby guarantees to Operator the financial obligations for the first four years of the Term inclusive of the Minimum Revenue Guarantee and Revenue Share by Skin Party under this Agreement and any and all modifications thereto. Guarantor’s liability and guarantee hereunder shall be limited to a maximum of [****], and Guarantor’s guarantee hereunder shall be extinguished and released automatically upon receipt by Operator of payments hereunder totaling [****].

6.6	Reports; Invoicing of Operator Reimbursed Expenses.

6.6.1 By no later than twenty one (21) Business Days (or sooner if required by Gaming Laws) following the end of each calendar month during the Term following the Go- Live Date, and in addition to any other reports required by Skin Party under this Agreement, Skin Party shall provide Operator with a full and accurate statement of revenues generated from the Skin Party Gaming Service for the prior calendar month (the “Skin Party Revenue Report”), setting forth in reasonable detail the following: (a) Gross Gaming Revenue generated from Online Sports Wagering and from Online Casino Games and Online Poker Games, (b) any permitted deductions from Gross Gaming Revenue, as applicable, including without limitation, Skin Party’s calculation of Gaming Tax owed, (c) Skin Party’s calculation of Net Skin Party Gaming Revenue generated from the Skin Party Gaming Service including reasonable detail concerning Player-Related Costs and any other deductions relevant to the Revenue Share and (d) any other supporting documentation reasonably requested by Operator.

6.6.2 As frequently as reasonably practical (but no less frequently than semi- annually or more frequently than monthly), Operator shall deliver an invoice to Skin Party that describes in detail reasonably acceptable to Skin Party any Operator Reimbursed Expenses owed by Skin Party for the invoiced period.

6.7 Payments of Operator Reimbursed Expenses. Payment by Skin Party of all undisputed amounts reflected in any invoice for Operator Reimbursed Expenses is due within thirty (30) days of receipt of such invoice.

6.8 Payment Method. All payments required under this Article 6 shall be made by means of wire transfer in immediately available funds to Operator (or, at Operator’s direction, Operator’s contract management Affiliate) at an account Operator may indicate pursuant to Section 12.12.

6.9 Right to Audit. Skin Party will keep and maintain accurate and complete books of account and records covering all transactions relating to this Agreement. Subject to any requirements imposed under applicable Laws, the accounting practices used by Skin Party to prepare and maintain such books and accounts would be in conformity with GAAP consistently applied, and the accounting systems and procedures so used by Skin Party will not be inconsistent with applicable law and, at a minimum, shall (a) include an adequate system of internal accounting controls; (b) permit the preparation of financial statements in accordance with GAAP; and (c) be susceptible to audit. Operator is entitled, at its sole cost and expense, to: (a) audit only those books and records accounting for transactions related to this Agreement up to one (1) time each calendar year, upon at least thirty (30) days’ prior written notice to the Skin Party, or at any time during a calendar year upon written demand by any Gaming Authority to the extent such demand relates to the Skin Party’s books and records, in each case upon at least forty-eight (48) hours’ notice, by sending an authorized representative, agent, attorney and/or accountant, during normal business hours, to the then current business address in the USA of the Skin Party where records are maintained; and (b) make or cause such authorized representative, agent, attorney or accountant to make copies and summaries of such books and records for use in auditing only (such books and records. and copies and summaries, will be deemed Confidential Information). Both Parties will retain all such books of account and records for a minimum of seven (7) years following the calendar year to which they relate.

15

ARTICLE 7

OWNERSHIP

7.1	Skin Party Gaming Service and Online Gaming Platform Ownership.

7.1.1 Operator acknowledges and agrees that Skin Party owns or licenses all right, title and interest in and to the Online Gaming Platform, Skin Party Gaming Service and Infrastructure, and other than the rights expressly granted under this Agreement, Operator has no rights in and to the above. The Parties agree that there shall be no implied licenses under this Agreement and that Skin Party expressly reserves all rights not expressly granted to Operator hereunder. Each Party agrees to use commercially reasonable efforts to cooperate with and provide reasonably requested financial information and supporting documentation to, the other Party, as may be reasonably necessary for such other Party in preparation of financial statements or any Tax filing or other report required to be submitted to any government entity. Further, if any Party intends to release any public disclosure required by securities Laws regarding the financial results of the Skin Party Online Gaming Service, prior to the disclosure, such Party shall advise the other Party prior to such disclosure, including a copy of the content thereof.

7.1.2 Skin Party may create, or may cause to be created, artwork in original form (“New Artwork”) or artwork derived from existing artwork, including the Skin Party Brand themselves and artwork derived from the display of the Skin Party Brand (“Derivative Artwork”) for use in the Skin Party Online Gaming Service. Such use of any New Artwork or Derivative Artwork (or any existing artwork that is not modified) will not limit or otherwise restrict Skin Party’s rights in such artwork in any way, including any other use or exploitation of the artwork. Skin Party will own all right, title and interest in and to any New Artwork, any Derivative Artwork, and any other content, material, or intellectual property that it contributes or develops for the Skin Party Online Gaming Service. Operator shall not acquire any rights in the foregoing except as expressly granted under this Agreement and Skin Party expressly reserves all rights not so expressly granted.

7.1.3 Skin Party will own or license all right, title and interest in and to any Skin Party domain names. Operator acknowledges and agrees that it shall not acquire any rights in the foregoing except as expressly granted under this Agreement and Skin Party expressly reserves all rights not so expressly granted.

7.1.4 Operator will own or license all right, title and interest in and to any Operator domain names. Skin Party acknowledges and agrees that it shall not acquire any rights in the foregoing except as expressly granted under this Agreement and Operator expressly reserves all rights not so expressly granted.

7.1.5 Operator acknowledges and agrees that Skin Party is the owner or licensee of the Skin Party Brands and either Skin Party, such licensor, or such ultimate owner of the Skin Party Brands owns all goodwill associated therewith. Operator further acknowledges and agrees that its use of the Skin Party Brands, if any, as expressly provided for under this Agreement, inures to the benefit of Skin Party and that Operator shall not acquire any rights therein.

7.1.6 Skin Party acknowledges and agrees that Operator shall have secondary branding rights within the Casino Gaming section of the Skin Party Online Gaming Service.

7.1.7 Operator may not reverse-engineer, decompile or disassemble any aspect of the Online Gaming Platform or the Skin Party Gaming Service. Operator may not reproduce, display, perform, distribute, sell, modify, or create derivative works based upon any aspect of the Online Gaming Platform or the Skin Party Gaming Service. Operator shall not (a) permit any Persons to use any aspect of the Online Gaming Platform or Skin Party Gaming Service except as expressly stated hereunder or as otherwise agreed by the Parties or (b) use any aspect of the Online Gaming Platform or Skin Party Gaming Service in the operation of a service bureau.

16

7.2	Customers and Data Ownership.

7.2.1 As between the Parties, Skin Party will be deemed the sole owner of all information related to the Skin Party Players obtained pursuant to this agreement, including personally identifiable information (“Skin Party Customer Data”).

7.2.2 Skin Party shall only be required to provide to Operator any and all Skin Party Customer Data that Operator is required to maintain under applicable Gaming Laws. During the Term, Operator will have a limited, royalty-free, fully paid license to use the Skin Party Customer Data provided by Skin Party for the Operator’s legal compliance matters and for direct communication and marketing completed by Operator or on its behalf. The Parties shall be responsible for compliance with applicable Laws concerning privacy and personally identifiable information in connection with their uses of Skin Party Customer Data.

7.2.3 Subject to applicable Laws, Skin Party shall be entitled to create, implement, and amend the terms of use and privacy policies for the Skin Party Gaming Service as it deems appropriate, so long as they comply with the State Gaming Law and are not inconsistent with this Agreement. Skin Party shall provide Operator with copies of any such privacy policies or terms of use at least seven (7) days before they are posted or become effective and before any updated versions of such policies or terms are posted or become effective if the updated versions contain substantive revisions. Skin Party shall ensure that the exercise by Operator of its license rights with respect to the Skin Party Customer Data set forth in Section 7.2.1 does not violate any such privacy policies or terms of use. Skin Party shall indemnify, in accordance with and as specified in Article 11 hereof, Operator against Third Party Claims related to or arising out of any actual or alleged violations of such privacy policies or terms of use unless such violation was caused by any act of Operator or its Affiliates.

7.2.4 Such terms of use and privacy policies shall provide, as permitted by applicable Law, for the sharing, transfer, or use by the Parties of all information related to such Skin Party Customer Data consistent with Section 7.2 and any other provision of this Agreement.

7.3 Additional Privacy and Data Security Obligations. Each Party shall (a) utilize reasonable technical, physical, and administrative safeguards to protect Skin Party Customer Data in its possession from misappropriation, unauthorized access, unauthorized disclosure, or any other Security Breach or security incident; (b) materially comply with all applicable privacy and data security laws, regulations, and rules related to the collection, processing, storage, or sharing of Skin Party Customer Data in its possession; (c) make efforts to screen or otherwise avoid collecting any personally identifiable information of State residents, and in the event such information is inadvertently collected and shared with Operator, Skin Party shall provide prompt notice to Operator; and (d) promptly and without unreasonable delay notify the other Party upon discovery or notification of any actual or suspected unauthorized access to, use or disclosure of any Skin Party Customer Data (“Security Breach”). Promptly and without unreasonable delay upon discovery or notification of Security Breach, the Party whose systems were accessed in an unauthorized manner or whose employees were responsible for such Security Breach shall, at its own expense and as determined by such Party in its reasonable discretion and in accordance with applicable Law, investigate and take all reasonable steps (and any other steps required by applicable Law) to identify, prevent, and mitigate the effects of any such Security Breach and bear the costs associated therewith, including by remediating the issue and sending notices to consumers, regulatory fines, or fees as and to the extent required by applicable Law. Such Party shall promptly (y) provide to the other Party a description of the incident, the categories of Skin Party Customer Data affected, the number of affected Skin Party Players, and such additional information as the other Party may request concerning the Security Breach in order to comply with its obligations under applicable Law related to the Security Breach or as otherwise required under the applicable State Gaming Law, and (z) conduct any recovery necessary to remediate the impact of such Security Breach as required by applicable Law; provided, that the Party that suffered the Security Breach shall not be required to disclose information to the other Party that would or would be reasonably likely to result in loss of legal privilege or prejudice its legal position; and provided, further, that if such information is needed by the other Party to comply with its obligations under applicable Law related to the Security Breach or as otherwise required under the applicable State Gaming Law, the Party that suffered the Security Breach shall provide such information in a manner mutually agreed by the Parties reasonably designed to minimize any loss of legal privilege or prejudice to its legal position. Each Party shall reasonably cooperate with the other Party in identifying any reasonable steps that should be implemented to limit, stop, or otherwise remedy any actual or suspected Security Breach.

17

ARTICLE 8

CONFIDENTIALITY

8.1 Obligation of Confidentiality and Non-Use. Each Party (in such capacity, “Recipient”) acknowledges and agrees that a duty is owed to the other Party (in such capacity, “Disclosing Party”) to maintain the confidentiality of Confidential Information (as hereafter defined) provided by the Disclosing Party hereunder. Subject to Section 8.3, Recipient shall take all reasonable steps to prevent disclosure or dissemination of the Disclosing Party’s Confidential Information to any Person or entity. In addition, Recipient shall not use the Disclosing Party’s Confidential Information, or authorize others to use the Disclosing Party’s Confidential Information, for any purposes other than in connection with performing its obligations or exercising its rights hereunder. As used herein, “reasonable steps” means steps that a Party takes to protect its own, similarly confidential, or proprietary information, which steps shall in no event be less than a reasonable standard of care.

8.2 Definition of Confidential Information. “Confidential Information” shall mean the terms of this Agreement and any information in any form emanating, directly or indirectly, from Disclosing Party, concerning or relating to Disclosing Party or the business operations of such entity, including, without limitation, proprietary technology and/or business plans, which information has been imparted to Recipient by Disclosing Party, including, without limitation, Skin Party Customer Data, improvements, ideas, discoveries, inventions, prototypes, financial information, customer information, developments, methods, techniques, engineering, know-how, trade secrets, systems, documentation, drawings, renderings, sales and marketing plans, artwork, descriptions, component specifications, information of or relating to the project for which Recipient has received such information, whether or not such project is susceptible to patent, copyright or any other form of protection and whether or not reduced to practice, and technical or research information and software, including that in the development stage whether developed or being developed by Disclosing Party or third parties at the request of Disclosing Party. All information disclosed by Disclosing Party shall be presumed to constitute Confidential Information and will be so regarded by the Recipient. “Confidential Information” does not include any information which (a) at the time of disclosure is generally known by the public or thereafter becomes public knowledge through no act or omission of or on behalf of the Recipient; (b) is disclosed to Recipient by third parties having a right to do so and who have not imposed upon the Recipient obligations of confidentiality in respect thereof; (c) is known to the Recipient, as can be demonstrated by the Recipient, prior to disclosure; or (d) is developed independently by the Recipient, as can be demonstrated by the Recipient, without reference to or reliance upon the Confidential Information. The terms of this clause shall continue in full force and effect for a period of five (5) years after the date of expiration or termination of this Agreement.

8.3 Certain Disclosures. Each Party agrees that it will not, without the prior written consent of the other Party, disclose Confidential Information, except (a) as otherwise agreed to in writing by the Parties, or (b) to its Affiliates, officers, managers, members, general partners, employees, directors, agents, lender, advisors and contractors who (i) need to know such information in connection with the transactions contemplated by this Agreement, (ii) are instructed as to the confidential nature thereof, and (iii) agree to be bound by the terms hereof; provided, that Recipient shall be responsible for the compliance of any such Person or entity to which it discloses Confidential Information with the terms hereof as if the actions or inactions of such Person or entity were its own. Further, each Party agrees to keep confidential any non- public proprietary information obtained regarding the other in connection with the transactions contemplated hereby, and (A) will use such information solely in connection with the transactions contemplated hereby, and (B) will not disclose such information to any Person other than its Affiliate or as otherwise allowed hereunder. Notwithstanding anything herein to the contrary, either Party may disclose the existence or termination of this Agreement and such information it reasonably deems necessary or advisable (1) to any Gaming Authority or pursuant to any Gaming Laws, or (2) for purposes of its and its Affiliates’ compliance with any Laws (other than Gaming Laws, which is addressed in clause (1) above) to which it is subject, including any securities Laws, and, except in the case of applications for Operating Licenses and Service Licenses, where provision of a copy of this Agreement to the State Regulator is expressly required, such Party agrees to promptly notify the other Party prior to such disclosure of the existence, terms and circumstances surrounding such disclosure unless prohibited by Law and exercise its reasonable efforts, at Disclosing Party’s sole expense, to obtain an order or other reliable assurance that confidential treatment will be accorded to such information, and if such order or assurance is not obtained, the Party shall be permitted to disclose only such portion of the other Party’s non-public proprietary information that it is advised by opinion of counsel, engaged at Disclosing Party’s sole expense, is required to be disclosed. Each Party hereby acknowledges that, in its examination of the Confidential Information, it will have access to material non-public information concerning the other Party and that it is aware of its obligations under the United States securities laws.

18

8.4 Notwithstanding anything to the contrary contained herein, there shall be no restriction to the disclosure of any information that the Parties have previously mutually agreed to publicly disclose.

8.5 In the event an Affiliate or a business unit of a Party to which Confidential Information has been disclosed will cease to be an Affiliate or business unit, as applicable, of such Party, whether by way of merger, sale of assets or otherwise, such Party shall be required to cause such Affiliate or business unit, as applicable, to destroy or return such Confidential Information prior to such event, and such Party shall provide reasonable evidence thereof at the request of the applicable Disclosing Party.

ARTICLE 9

REPRESENTATIONS AND WARRANTIES

9.1 Representations and Warranties of Operator. In order to induce Skin Party to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, Operator hereby represents and warrants as of the date hereof to Skin Party as follows:

9.1.1 Organization. Operator is an incorporated and registered in the state of Delaware.

9.1.2 Authority and Validity. Operator has the requisite power and authority to execute, deliver and perform its obligations under this Agreement. The execution and delivery by Operator of, and the performance by Operator of its obligations under this Agreement have been duly authorized by the requisite action on its part, including, approval of the board of directors of Operator. This Agreement is the valid and binding obligation of Operator, enforceable against Operator in accordance with its terms, except insofar as enforceability may be affected by Bankruptcy Laws or by principles governing the availability of equitable remedies.

9.1.3 Non-Contravention. The execution, delivery and performance by Operator of this Agreement does not and will not (a) conflict with or violate any provision of Operator’s organizational documents, (b) conflict with or result in any violation of or breach or default under or loss of rights under any contract or agreement to which Operator is a party or by which it is bound, (c) violate any Law to which Operator is subject, or (d) violate, conflict with or result in a default, right to accelerate or loss of rights under any order, judgment or decree to which Operator is a party or by which it is bound or affected.

9.1.4 No Consents. Except with respect to any applicable Gaming Approval, no material approval of, notice to, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to Operator in connection with the execution, delivery, and performance of this Agreement.

9.1.5 No Litigation. There is no pending or, to Operator’s actual knowledge, threatened Claims, lawsuits, governmental actions, or other proceedings against Operator or its assets before any court, agency or other judicial, administrative or other governmental body or arbitrator which could reasonably be expected to have a material adverse effect on the Skin Party Gaming Service.

9.1.6 Permits. Operator has obtained all licenses, authorizations, approvals, consents or permits required by applicable Laws to conduct its business generally and will seek all other Operating Licenses required of Operator to perform its obligations under this Agreement in accordance with Section 2.2 above.

9.2 Representations and Warranties of Skin Party. In order to induce Operator to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, Skin Party hereby represents and warrants as of the date hereof to Operator as follows:

9.2.1 Organization and Qualification. Skin Party is a corporation incorporated and registered company in the state of Nevada.

19

9.2.2 Authority and Validity. Skin Party has the requisite power and authority to execute, deliver and perform its respective obligations under this Agreement. The execution and delivery by Skin Party of, and the performance by Skin Party of its obligations under this Agreement have been duly authorized by the requisite company, corporate, or other such organizational action on its part, including, if necessary, approval of the board of directors of Skin Party. This Agreement is the valid and binding obligation of Skin Party, enforceable against Skin Party in accordance with its terms, except insofar as enforceability may be affected by Bankruptcy Laws or by principles governing the availability of equitable remedies.

9.2.3 Non-Contravention. The execution, delivery and performance by Skin Party of this Agreement does not and will not (a) conflict with or violate any provision of Skin Party ‘s organizational documents, (b) conflict with or result in any violation of or breach or default under or loss of rights under any contract or agreement to which Skin Party is a party or by which it are bound, (c) violate any Law to which Skin Party is subject, or (d) violate, conflict with or result in a default, right to accelerate or loss of rights under any order, judgment or decree to which Skin Party is a party or by which it is bound or affected.

9.2.4 No Consents. Except with respect to any applicable Gaming Approval, no material approval of, notice to, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to Skin Party in connection with the execution, delivery, and performance of this Agreement.

9.2.5 No Litigation. Except as disclosed in writing to Operator on or before the execution of this Agreement, there is no pending or, to Skin Party’s actual knowledge, threatened Claims, lawsuits, governmental actions or other proceedings against Skin Party or its assets before any court, agency or other judicial, administrative, or other governmental body or arbitrator which could reasonably be expected to have a material adverse effect on the Skin Party Gaming Service.

9.2.6 Permits. Skin Party has obtained all licenses, authorizations, approvals, consents or permits required by applicable Laws to conduct its business generally and will seek all other Operating Licenses required of Operator to perform its obligations under this Agreement in accordance with Section 2.2 above.

9.2.7 Financial Statements. The balance sheets of Skin Party as of the end of its fiscal year for 2021 and 2022, delivered to Operator, and the related statements of income and of cash flows for the fiscal year ended on such dates, present fairly the financial condition of Skin Party at such dates, and the results of its operations and its cash flows for the fiscal year then ended. The most recent unaudited balance sheets of Skin Party, and the related unaudited statements of income and of cash flows for the 1-month period ended on such date, present fairly the financial condition of Skin Party at such date, and the results of its operations and its cash flows for the 1-month period then ended (subject to normal year- end audit adjustments). All such financial statements, including the related schedules and notes thereto, copies of which have been delivered to Operator, have been prepared in accordance with GAAP applied on a consistent basis. As of the date of this Agreement, no material changes to the financial condition of Skin Party have occurred after the foregoing dates or are reasonably expected by Skin Party’s management to occur.

9.2.8 Not a Federally Prohibited Person. Neither Party is a Federally Prohibited Person.

ARTICLE 10

TERM AND TERMINATION

10.1 Commencement of Term. The Term shall commence on the Term Commencement Date and continue for the duration of the Initial Term, subject to Skin Party’s option to renew for two (2) additional Renewal Periods as provided below. Notwithstanding the foregoing, this Agreement shall terminate (a) upon written notice of a Party exercising its termination rights as set forth in Section 10.3; or (b) in accordance with Section 12.1.

10.2 Renewal Period. Provided that there is not a material breach then continuing by Skin Party under this Agreement beyond any applicable notice and cure period, and this Agreement has not otherwise been terminated in accordance with its terms, Skin Party shall have the right to renew this Agreement [****] (“Renewal Period”). In order to exercise the right to renew this Agreement, Skin Party must provide Operator with written notice of its intent to renew this Agreement no less than six (6) months prior to the expiration of the Initial Term for the first Renewal Period, or, no less than six (6) months prior to the expiration of the first Renewal Period for the second Renewal Period. Upon written notice by Skin Party, the Parties shall negotiate in good faith regarding an adjust the Minimum Revenue Guarantee to be increased in accordance with Section 6.2.1 at the commencement of the respective Renewal Period. As a condition to the effectiveness of the extension of the Term for the respective Renewal Period, Skin Party shall timely pay the Minimum Revenue Guarantee of the respective Renewal Period on or before the deadline set forth in Article 6.

20

10.3	Termination.

10.3.1 Either Skin Party or Operator can terminate this Agreement upon written notice to the other Party:

(a) subject to the notice and cure requirements of Section 10.5, upon a material breach of this Agreement by the other Party;

(b) in the event the other Party or any of its officers, directors or shareholders that are licensed pursuant to the State Online Gaming Laws is or becomes an Unsuitable Person and such event is not cured with thirty (30) days (or such shorter period as may be prescribed by applicable Gaming Authorities) following written notice from the terminating Party;

(c) in the event the other Party and/or any of its Affiliates

(i) commences any case, proceeding or other action under any existing or future debtor relief law, seeking (A) to have an order for relief entered with respect to it, or (B) to adjudicate it as bankrupt or insolvent, or (C) reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (D) appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or (ii) makes a general assignment for the benefit of its creditors;

(d) if there is commenced against such other Party and/or any of its Affiliates in a court of competent jurisdiction any case, proceeding or other action of a nature referred to in clause (c) above which (i) results in the entry of an order for relief or any such adjudication or appointment or (ii) remains undismissed, undischarged, unstayed or unbonded for thirty (30) days;

(e) in the event the other Party and/or any of its Affiliates admits in writing its inability to, pay its debts as they become due;

(f) in the event (i) any Governmental Entity institutes, maintains or brings an Action under any Law applicable to the Skin Party Gaming Service seeking to criminally penalize the offering or conduct of all Online Gaming Services in general or in the manner contemplated by this Agreement, or (ii) the offering or conduct of Online Gaming Services is otherwise no longer permitted in the State under applicable Laws (including, without limitation, Federal Online Gaming Law or State Online Gaming Law); provided, that such event shall not constitute cause for termination of this Agreement unless it applies to all components of the Skin Party Gaming Service (e.g., Online Sports Wagering, Online Casino Games and Online Poker Games, as applicable);

(g) in the event that the other Party’s Operating Licenses or Service Licenses, as applicable, are terminated or not renewed by the State Regulator;

(h) in the event that the other Party submits a complete application for the necessary Gaming Approvals in the State as contemplated by this Agreement and such applicable Gaming Authority denies or rejects such application, and such Party is not able to amend its application so that the applicable Gaming Authority approves such Party’s application in a timely manner;

(i) any Gaming Authority in the State disapproves this Agreement or a commercial component thereof, and the Parties, acting together in good faith, are not able, without materially frustrating the commercial intent of this Agreement, to amend the Agreement so that the applicable Gaming Authority approves this Agreement in a timely manner;

21

(j) if the Skin Party Gaming Service is precluded from being offered under in the State by any Gaming Authority or under applicable Law;

 (k) as set forth in Section 2.2.1; or

 (l) as set forth in Section 4.4.2.

10.3.2 The Operator can terminate this Agreement upon written notice to the Skin Party,

(a) if the Go-Live Date does not occur on or before nine (9) months of the signing of this Agreement; provided that such date shall be extended to the extent of delays in respect of obtaining Gaming Approvals by the Parties, including the Operating License and Service Licenses, caused by the State Regulator or other Gaming Authority that are not within the Skin Party’s control or due to its negligence, willful misconduct or other fault; and

(b) the Skin Party fails to pay the Minimum Revenue Guarantee in accordance with the timelines set forth in Section 6.2.2; provided however such payment is subject to a cure period of ten (10) Business Days.

10.4	Effect of Termination.

10.4.1 Upon the termination of this Agreement, Skin Party shall comply with its obligations under this Agreement applicable to the termination or expiration of the then current term, including without limitation, with respect to compliance with Laws, settlement of all Skin Party Player accounts, and payment of all obligations owed to third parties in connection with Skin Party’s operations relating to this Agreement.

10.4.2 Upon the termination of this Agreement by Operator pursuant to Section 10.3.1, Operator shall be entitled to retain any payments made by Skin Party and Skin Party shall promptly pay any outstanding balances or monies owed to Operator.

10.4.3 Upon the termination of this Agreement by Operator pursuant to Section 10.3.1(a), (b), (c), (d), (e), (g), (h), or 10.3.2, Skin Party shall promptly pay to Operator an amount equal to the aggregate Minimum Revenue Guarantee that would be owed for the remainder of the Term or Renewal Period, as applicable.

10.4.4 If Skin Party terminates this Agreement pursuant to Section 10.3.1(l), it shall not operate an Online Gaming Service that is similar to the Skin Party Gaming Service in the State for a period of twenty-four (24) months.

10.5	Cure Rights; Offset Remedies.

10.5.1 Right to Cure. No Party shall be entitled to recover damages or terminate this Agreement pursuant to Section 10.3.1 by reason of any breach by another Party of its obligations hereunder, unless the breaching Party fails to remedy such breach within (a) thirty (30) days following receipt of the non-breaching Party’s notice thereof with respect to the termination right under Section 10.3.1(g) or with respect to the failure of the other Party to pay any amounts owed under this Agreement, and (b) except as otherwise provided in Section 10.3.1(b), sixty (60) days following receipt of the non-breaching Party’s notice thereof with respect to any other breaches (or, with respect to clause (b), if such cure cannot reasonably be accomplished within such sixty (60) day period, the breaching Party shall not in good faith have commenced such cure within such period and shall not thereafter have remedied such breach within an additional ninety (90) day period). The foregoing cure period will not apply (i) to any representations or warranties in Article 9, (ii) to breaches incapable of being cured, (iii) to an application for injunctive relief, or (iv) circumstances where a Governmental Entity or Gaming Authority or any applicable Law requires a shorter cure period than as set forth herein. Repetitive (meaning more than two (2) occasions during any 12-month period) breaches of the same kind and character shall not be curable. Notwithstanding the foregoing, either Party who believes or who reasonably should believe that it could, either immediately or through the passage of time, trigger a right for the other Party to terminate this Agreement under Section 10.3.1(c), Section 10.3.1(d), or Section 10.3.1(e), then such Party shall provide prompt written notice to the other Party setting forth, in detail, the circumstances of such belief.

22

10.5.2 Right of Offset. In addition to any other rights or remedies available under applicable Law, in the event of any failure by either Party (or its Affiliate) to meet an undisputed payment obligation under this Agreement, each Party (or its Affiliate) shall have all available rights of set-off at law and in equity, which shall include, without limitation, such Party’s (or its Affiliate’s) right to withhold amounts owed to the non-paying Party (or its Affiliate) under this Agreement up to all undisputed amounts owed to the offsetting Party (or its Affiliate) under this Agreement, and all amounts owed to such Party (or its Affiliate).

10.6 Survival. Upon termination of this Agreement all rights and obligations of the Parties under this Agreement shall terminate, other than Section 5.2 (as set forth therein), Article 7, Article 8, Section 10.4, Section 10.6, Article 11 and Article 12 or as otherwise specifically set forth herein, provided that all amounts owed to a Party for the period prior to such termination are paid to such Party as contemplated herein.

10.7 Exclusive Remedy. Notwithstanding anything herein to the contrary, termination of this Agreement pursuant to 10.3.1(c) shall not prejudice or limit the rights of the terminating Party to claim damages it may have suffered as a result thereof.

10.8	Sale Event; Closure Event.

10.8.1 In the event of an anticipated Sale Event or Closure Event, Operator shall give Skin Party notice at least 60 days prior to the occurrence thereof, unless notice to Skin Party is prohibited by law or may materially harm Operator’s ability to complete the Sale Event or Closure Event, in which case promptly following Operator’s determination, in its reasonable discretion, that it is able to give notice without causing such harm.

10.8.2 If such Sale Event or Closure Event involves the Operator Property, then Operator shall either (a) transition the Skin Party Online Gaming Service to an Affiliate of Operator, so long as such Affiliate has an Operating License to provide Skin Party the ability to offer the Skin Party Online Gaming Service, or (b) in the case of a Sale Event, use commercially reasonable efforts to assign this Agreement to the Third Party purchaser and cause the Third Party purchaser to assume Operator’s obligations under this Agreement.

ARTICLE 11

INDEMNIFICATION

11.1	Indemnification.

11.1.1 Operator hereby agrees to indemnify, defend, and hold harmless to the fullest extent permitted by Law, Skin Party and its Affiliates from, against and in respect of any and all liabilities, judgments, injunctions, charges, orders, decrees, rulings, damages, dues, assessments, losses, fines, penalties, injuries, deficiencies, demands, fees, costs, amounts paid in settlement or indemnification (including reasonable attorneys’ and expert witness fees, costs and disbursements in connection with investigating, defending or settling any Action or threatened Action), and other expenses (hereinafter collectively, “Claims”), in any instance arising out of any Action brought by a Third Party, including any regulatory enforcement action or notice of violation from a Governmental Entity, including a Gaming Authority, related to or arising or resulting from (each, a “Operator Third-Party Claim”), in each case except to the extent such Claims arise from the gross negligence or willful misconduct of Skin Party:

(a) any breach or default in performance by Operator of any representation, warranty, covenant or obligation contained in this Agreement;

(b) except to the extent caused in whole or in part by any acts or omissions of Skin Party or its Affiliates, any violation of any Law, including the State Online Gaming Law or failure to pay any Gaming Taxes related to the Skin Party Gaming Service (provided such Gaming Taxes have been timely paid by Skin Party to Operator in advance of the due date thereof if Skin Party is so required hereunder), by Operator;

23

(c) except to the extent caused in whole or in part by any acts or omissions of Skin Party or its Affiliates, Skin Party’s Gaming Approvals or Operator’s Operating License in the State being suspended, revoked, cancelled, not renewed or terminated due to the act or omission of Operator;

(d) except to the extent caused in whole or in part by any acts or omissions of Skin Party or its Affiliates, the collection, storage, processing, or sharing of Skin Party Customer Data by Operator, or a security breach in respect Skin Party Customer Data caused by Operator;

(e) any claim that Skin Party’s use of Operator’s intellectual property in the offering of the Skin Party Gaming Service pursuant to the terms of this Agreement infringes the intellectual property rights of a Third Party; or

(f) the gross negligence or willful misconduct of Operator.

11.1.2 Skin Party hereby agrees to indemnify, defend and hold harmless, to the fullest extent permitted by Law, Operator and its Affiliates from, against and in respect of any and all Claims arising out of any Action brought by a Third Party , including any regulatory enforcement action or notice of violation from a Governmental Entity, including a Gaming Authority related to or arising or resulting from (each, a “Skin Party Third-Party Claim”), in each case except to the extent such Claims arise from the gross negligence or willful misconduct of Operator:

(a) any breach or default in performance by Skin Party of any representation, warranty, covenant, or obligation contained in this Agreement;

(b) except to the extent caused in whole or in part by any acts or omissions of Operator or its Affiliates, any violation of any Law, including the State Online Gaming Law or failure to pay any Gaming Taxes related to the Skin Party Gaming Service, by Skin Party;

(c) except to the extent caused in whole or in part by any acts or omissions of Operator or its Affiliates, Skin Party’s Gaming Approvals or Operator’s Operating License in the State being suspended, revoked, cancelled, not renewed or terminated due to the act or omission of Skin Party;

(d) any claim that the Skin Party Gaming Service infringes the intellectual property rights of a Third Party;

(e) except to the extent caused in whole or in part by any acts or omissions of Operator or its Affiliates, any claim brought by a Skin Party Player or any vendors or other service providers of Skin Party relating to, arising out of or in connection with the Skin Party Gaming Service;

(f) except to the extent caused in whole or in part by any acts or omissions of Operator or its Affiliates, any claim related to any Skin Party Customer Data security breach; or

(g) the gross negligence or willful misconduct of Skin Party.

11.1.3 If any Third Party shall notify the Party possessing a right to indemnification under this Article 11 (the “Indemnified Party”) with respect to any matter which may give rise to a Third-Party Claim, then the Indemnified Party shall promptly notify the other Party (the “Indemnifying Party”) thereof in writing (the “Third-Party Claim Notice”) describing the Third-Party Claim in reasonable detail. The untimely delivery of a Third-Party Claim Notice by the Indemnified Party to the Indemnifying Party shall not relieve any liability on the part of the Indemnifying Party under this Article 11 with respect to such Third-Party Claim except, and only to the extent, the Indemnifying Party suffers material prejudice by reason of such failure. The Indemnifying Party shall promptly assume the defense of any such Third-Party Claim with counsel approved by the Indemnified Party (which approval shall not be unreasonably withheld, conditioned or delayed) at the Indemnifying Party’s sole expense. The Indemnified Party must fully cooperate, as reasonably requested by the Indemnifying Party and at the Indemnifying Party’s expense, in the defense of such Third-Party Claim. The Indemnifying Party may not enter into any settlement or compromise of any Third-Party Claim, which settlement or compromise would result in any liability to the Indemnified Party, without the Indemnified Party’s prior written consent, which will not be unreasonably withheld.

24

11.1.4 If the Indemnifying Party elects not to assume the defense of such Third Party Claim, then the Indemnified Party shall proceed diligently to defend such Third Party Claim with the assistance of counsel reasonably satisfactory to the Indemnifying Party (which approval may not be unreasonably withheld, conditioned, or delayed), at the Indemnifying Party’s sole expense; provided, however, that the Indemnified Party shall not settle, adjust, or compromise such Third Party Claim, or admit any liability with respect to such Third Party Claim, without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld, delayed, or conditioned.

11.2 Insurance. Skin Party shall at all times maintain such insurance as required under applicable Law. Skin Party will furnish to Operator certificates of insurance, together with endorsements, evidencing the foregoing coverage and a statement that coverage may not be cancelled, altered, or permitted to lapse or expire without 30 days’ advance written notice to Operator. Revised certificates of insurance shall be forwarded to Operator each time a change in coverage or insurance carrier is made by Skin Party, and/or upon renewal of expired coverages.

ARTICLE 12

MISCELLANEOUS

12.1 Effectiveness. The Parties acknowledge and agree that the terms and conditions of this Agreement are subject to the provisions of the State Online Gaming Law and approval of the State Regulator.

12.2 No Partnership. The Parties are acting as independent contractors. The Parties acknowledge and agree that nothing in this Agreement shall be deemed to create a partnership, joint venture, agency or other association or a trust among the Parties. Neither Party shall have the authority to bind the other Party in any respect.

12.3 No Third-Skin Party Beneficiaries. Except as specifically set forth herein, this Agreement shall not confer any rights or remedies upon any Person other than the Parties (and their Affiliates to the extent provided herein) and their respective successors and permitted assigns.

12.4	Succession and Assignment.

12.4.1 This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

12.4.2 Except as set forth in this Section 12.4 or by Operator pursuant to Section 10.8, no Party may assign this Agreement or any of its rights, interests, or obligations hereunder, whether by operation of law or otherwise, without the prior written approval of the other Party, which may be withheld in its sole and absolute discretion.

12.4.3 Each Party may assign this Agreement to in connection with a merger, acquisition, change of control, corporate reorganization, or sale, exchange, transfer, assignment, lease or other disposal of all or substantially all of the assigning Party’s assets, provided that in each case (i) such assignee/transferee party assumes or is otherwise fully bound by all obligations of the assigning Party under the Agreement; (ii) advance notice is provided to the other Party and such assignee or transferee (A) agrees to undergo such other Party’s background investigation, (B) agrees to comply with such other Party’s compliance policies and (C) is not otherwise deemed by such other Party an Unsuitable Person; (iii) such assignee or transferee has the requisite experience and acquired, through ownership or license, the tangible and intangible assets necessary to continue to perform all the obligations thereby borne onto it as contemplated by this Agreement;(iv) such assignee or transferee will possess the same or greater financial strength as the assigning Party; and (v) in the event of an assignment by Skin Party, that the assignee agrees to continue operations under the “Skin Party” brand or another brand approved by Client in Client’s sole discretion.

25

12.4.4 The Parties agrees that in connection with any assignment pursuant to Section 10.8 and further in this Section 12.4, they will use commercially reasonable best efforts to assure the assignee agrees prior to the transaction in respect of which such assignment is made, in writing, to assume and fully comply with the obligations of Parties with respect to this Agreement, and shall have the requisite Gaming Approvals and ability to perform the same, in which case such assignee shall thereafter be deemed to have a separate and independent contractual relationship with Skin Party or Operator under this Agreement and the assigning Party will be released from any further liabilities with respect thereto relating to any period from and after the date of such assignment. Any prohibited assignment is void.

12.5 No Consequential Damages. Notwithstanding any other provision of this Agreement to the contrary, no Party shall be liable to any other Party for losses with respect to mental or emotional distress, exemplary, consequential, incidental, special damages, lost profits, diminution in value, damage to reputation or the like, including lost profits, even if such Party has been advised of the possibility of such damages.

12.6	Dispute Resolution.

12.6.1 The Parties agree that binding arbitration shall be the exclusive remedy for all disputes, controversies and claims arising out of this Agreement. The Parties intend that such arbitration shall provide final and binding resolution of any dispute, controversy or claim, and that action in any other forum shall be brought only if necessary, to compel arbitration, or to enforce an arbitration award or order. Each party agrees that it will negotiate in good faith to try to reach an amicable resolution of any dispute arising from this Agreement. If Operator and Skin Party are unable to negotiate an amicable resolution of a dispute within fourteen (14) days from the date of notice of the dispute pursuant to the notice section of this Agreement, or such other period as the parties mutually agree in writing, either party may refer the matter to arbitrate as provided herein.

12.6.2 Arbitration shall be initiated by written notice by one party to the other pursuant to the notice section of this Agreement, and the Commercial Arbitration Rules of the American Arbitration Association and the Federal Arbitration Act (Title 9 of the United States Code) shall thereafter apply. The arbitrators shall have the power to grant equitable and injunctive relief and specific performance as provided in this Agreement. The arbitrators shall be selected pursuant to the Commercial Arbitration Rules of the American Arbitration Association. Except for intentional breaches of confidentiality or intentional misappropriation of intellectual property, the arbitrators shall not have the power to award indirect, special, consequential, or punitive damages. Unless the parties agree upon the appointment of a single arbitrator, a panel of arbitrators consisting of three (3) members shall be appointed. One (1) member shall be appointed by Operator and one (1) member shall be appointed by Skin Party within ten (10) working days’ time following the giving of notice submitting a dispute to arbitration. The third member shall be selected by agreement of the other two (2) members. In the event the two (2) members cannot agree upon the third arbitrator within fifteen (15) working days’ time, then the third arbitrator shall be chosen by the American Arbitration Association. Alternatively, the parties may, prior to any dispute, agree in advance upon a panel of arbitrators or a single arbitrator to which any dispute that may arise shall be submitted for resolution pursuant to this Section.

(i)	Choice of Law. In determining any matter, the arbitrators shall apply the terms of this Agreement, without adding to, modifying, or changing the terms in any respect, and shall apply federal law, and in the absence of federal law, West Virginia state law.

(ii)	Place of Hearing. All arbitration hearings shall be held at a place in West Virginia designated by the arbitrators or at a location as otherwise agreed to by the Parties.

(iii)	Confidentiality. Subject to Article 8, the parties and the arbitrators shall maintain strict confidentiality with respect to the arbitration.

(iv)	Damages awarded against Operator shall be satisfied solely from the revenues, income, and assets of Operator. In no instance shall any enforcement of any kind whatsoever be allowed against any assets of Operator other than those specified in this subsection.

(v)	The decision of the arbitrators is not appealable.

(vi)	JURY WAIVER. ALL PARTIES HERETO HEREBY WAIVE ALL RIGHTS TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR IN CONNECTION WITH THE PROPOSED TRANSACTION OR THIS AGREEMENT.

26

12.7 LIMITATION OF LIABILITY. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, WITH THE EXCEPTION OF ANY LIABILITY ARISING FROM (A) OPERATOR’S BREACH OF SECTION 7.2.2 OR ARTICLE 8 OF THE AGREEMENT, AND/OR (B) A PARTY’S FRAUD, GROSS NEGLIGENCE, OR WILLFUL MISCONDUCT, NEITHER PARTY’S LIABILITY, IN THE AGGREGATE (INCLUSIVE OF ANY INDEMNIFICATION OBLIGATION UNDER THIS AGREEMENT, WHETHER SUCH CLAIMS ARE RELATED OR UNRELATED TO ONE ANOTHER) FOR ALL LOSSES, CLAIMS, SUITS, CONTROVERSIES, BREACHES, OR DAMAGES FOR ANY CAUSE WHATSOEVER (INCLUDING, BUT NOT LIMITED TO, THOSE ARISING OUT OF OR RELATED TO THIS AGREEMENT) AND REGARDLESS OF THE FORM OF ACTION OR LEGAL THEORY SHALL EXCEED THE AMOUNT OF FEES AND ALL OTHER SUMS RECEIVED BY OPERATOR OR OTHERWISE OWED BY SKIN PARTY PURSUANT TO THIS AGREEMENT, PLUS LITIGATION COSTS AND REASONABLE AND DOCUMENTED ATTORNEYS’ FEES.

12.8 Governing Law. THE LAWS OF WEST VIRGINIA, EXCLUSIVE OF ANY CONFLICTS OF LAW PRINCIPLES THAT COULD REQUIRE THE APPLICATION OF ANY OTHER LAW, SHALL GOVERN THIS AGREEMENT FOR ALL PURPOSES.

12.9 Amendment and Waiver. No modification, amendment, or waiver of any provision of this Agreement will be effective unless such modification, amendment, or waiver is approved in writing by each Party. The failure of any Party to enforce any of the provisions of this Agreement will in no way be construed as a waiver of such provisions and will not affect the right of such Party thereafter to enforce each and every provision of this Agreement in accordance with its terms nor limit the right of the non-defaulting Party to avail itself of any and all remedies it may have. The remedies provided for in this Agreement shall be cumulative with all other remedies at law or in equity..

12.10 Entire Agreement. This Agreement constitutes the entire agreement of the Parties with respect to the subject matter herein and supersedes and preempts any prior understandings, agreements, or representations by or between the Parties, written or oral, that may have related to the subject matter of this Agreement in any way.

12.11 Counterparts; Electronic Signatures. This Agreement may be executed in one or more counterparts, including counterparts transmitted electronically by facsimile or emailed .pdf signatures, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Each Party agrees to accept the electronically transmitted signature of the other Party and to be bound by its own electronically transmitted signature.

12.12 Notices. Unless otherwise specified in this Agreement, all notices, demands, elections, requests or other communications that any Party may desire or be required to give hereunder must be in writing and must be given (a) by hand delivery, (b) by a recognized overnight courier service providing confirmation of delivery overnight courier, or (c) by facsimile or Portable Document Format (PDF), to the addresses set forth below or at such other address as the Parties may specify by notice given to the other Parties in accordance with this Section 12.12. A notice sent by overnight courier shall be deemed given on the next Business Day after the day said notice is delivered to the overnight courier. A notice sent by hand delivery, by facsimile, or by PDF shall be deemed given on the day sent (provided such facsimile or PDF document is electronically confirmed received and is followed by delivery pursuant to (a) or (b) above).

27

If to Skin Party:

VIP Play, Inc.,

1645 Pine Tree Lane, Suite 2,

Sarasota, FL 32436

Attn: Bruce Cassidy, Chief Executive Officer

Via E-Mail: bcassidysr@yahoo.com and

cc: dschenck@clarkhill.com

If to Operator:

Delaware North

250 Delaware Avenue

Buffalo, New York 14202

Attn: Lee Terfloth

and cc: General Counsel

Via E-Mail: lterfloth@delawarenorth.com

and cc: legalnotices@delawarenorth.com

12.13 Expenses. Except as otherwise expressly provided in this Agreement, each Party will bear its own costs and expenses incurred in connection with the preparation, execution, and performance of this Agreement, including all fees and expenses of agents, representatives, financial advisors, legal counsel, and accountants.

12.14 Joint Preparation of Agreement. The Parties and their respective counsel have participated jointly in the negotiation and drafting of this Agreement. Each of the Parties acknowledges that it is sophisticated in business matters of the type contemplated hereby and has been advised by experienced counsel and, to the extent it has deemed necessary, other advisers in connection with the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

12.15 Recitals. The Recitals set forth above are true and correct and are hereby incorporated into this Agreement as set forth at length herein.

12.16 Headings. Sections and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define, or limit the scope or extent of this Agreement or any provision hereof.

12.17 Severability. If any provision of this Agreement is held to be unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the Parties to the extent possible. In any event, all other provisions of this Agreement shall be deemed valid and enforceable to the full extent possible.

12.18 Further Assurances. In case any further action is necessary to carry out the purposes of this Agreement, each Party will take such further action (including the execution and delivery of further instruments and documents) as the other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefore under this Agreement).

12.19 No Right to Operator Marks. For the avoidance of doubt, nothing contained in this Agreement shall be construed as conferring any right to use or license in any trademark, trade dress, copyright, logo, or other proprietary marks of Operator or its affiliates, whether registered or unregistered (“Operator Marks”). Except as otherwise stated within this Agreement, without the prior permission of Operator in each instance, Skin Party shall have no right to use any Operator Marks in connection with its operation of the Skin Party Gaming Service or its operations hereunder and, except as may be required by Gaming Laws, Skin Party shall not imply or hold itself out to be affiliated in any way with Operator or its Affiliates.

12.20 Non-Solicitation. During the Term and for one (1) year following any termination or expiration of this Agreement, neither Party will, without the prior written consent of the other Party, either directly or indirectly, solicit or attempt to solicit, divert, or hire away any executives employed by the other Party, provided, however, that nothing in this Section shall prohibit the use of a general solicitation in a publication or by other means not targeted at the other Party’s employees.

12.21 Non-Disparagement. During the Term and for one (1) year thereafter, each Party agrees to take no action which is intended, or would reasonably be expected, to harm the reputation of the other Party or any of its officers, directors, or employees, or which would reasonably be expected to lead to unwanted or unfavorable publicity to the other Party or any of its officers, directors, or employees.

12.22 No Public Statements. Neither Party will issue any press release or make any public statement about this Agreement without the prior written consent of the other Party.

12.23 Counterparts. This Agreement may be executed in counterparts.

[SIGNATURE PAGE FOLLOWS]

28

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

VIP PLAY, INC.		WHEELING ISLAND GAMING, INC.

By:	/s/ Bruce Cassidy	By:	/s/ Jeffrey Taips
Name:	Bruce Cassidy	Name:	Jeffrey Taips
Title:	Executive Chairman and CEO	Title:	Chief Business Officer